Exhibit 4.2

PRIVILEGED AND CONFIDENTIAL

DATED [to be dated immediately prior to the date of prospectus] 2012

(1)           THE COCA-COLA EXPORT CORPORATION

(2)           BARLAN INC.

(3)           ATLANTIC INDUSTRIES

(4)           COCA-COLA OVERSEAS PARENT LIMITED

(5)           REFRESHMENT PRODUCT SERVICES INC.

(6) CCHBC GROUPING, INC.

(7)           KAR-TESS HOLDING

(8)           COCA-COLA HBC AG

- and -

(9)           COCA-COLA HELLENIC BOTTLING COMPANY S.A.

CC HBC AG RELATIONSHIP AGREEMENT

CC HBC AG RELATIONSHIP AGREEMENT

TABLE OF CONTENTS

1.	Interpretation	2

2.	Conditions	6

3.	Undertakings by Kar-Tess and the KO Group in respect of CC HBC	6

4.	Duration and Termination	8

5.	Confidentiality	9

6.	Announcements	10

7.	Assignment	10

8.	Whole Agreement and Variation	10

9.	Notices	11

10.	Appointment of Process Agent	12

11.	General	12

Schedule 1 KO Directors		1

Schedule 2 Kar-Tess Directors		2

THIS AGREEMENT is made the                  day of                                      2012

BETWEEN

(1)                                 THE COCA-COLA EXPORT CORPORATION a company organised and existing under the laws of the State of Delaware and whose principal office is at One Coca-Cola Plaza, NW. Atlanta, Georgia USA (“CCEC”):

(2)                                 BARLAN INC. a company organised and existing under the laws of the State of Delaware and whose principal office is at One Coca-Cola Plaza, N.W., Atlanta Georgia USA (“Barlan”);

(3)                                 ATLANTIC INDUSTRIES a company organised and existing under the laws of the Cayman Islands and whose principal office is at One Coca-Cola Plaza, N.W., Atlanta, Georgia USA (“AI”);

(4)                                 COCA-COLA OVERSEAS PARENT LIMITED a company organised and existing under the laws of the State of Delaware and whose principal office is at One Coca-Cola Plaza, N.W., Atlanta, Georgia USA (“CCOP”);

(5)                                 REFRESHMENT PRODUCT SERVICES, INC. a company organised and existing under the laws of the State of Delaware and whose principal office is at One Coca-Cola Plaza, N.W, Atlanta, Georgia USA (“RPS”);

(6)                                 CCHBC GROUPING, INC. a company organised and existing under the laws of the State of Delaware and whose principal office is at [•] (“CCHBCG”);

(7)                                 KAR-TESS HOLDING a company incorporated under the laws of Luxembourg and whose registered office is [•] (“Kar-Tess”);

(8)                                 COCA-COLA HBC AG a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland and whose registered office is at [•], Zug, Switzerland (“CC HBC”); and

(9)                                 COCA-COLA HELLENIC BOTTLING COMPANY S.A. a company incorporated under the laws of Greece and whose registered office is at [•], Greece (“CCH”).

WHEREAS:-

(A)                               CC HBC is a stock corporation incorporated in Switzerland by Kar-Tess.

(B)                               On [•] CC HBC announced its intention to make a voluntary share exchange offer to acquire all outstanding ordinary shares of CCH for new ordinary shares of CC HBC (“Share Exchange Offer”).

(C)                               Members of the KO Group, holding in aggregate [•] of shares in CCH, have entered into an irrevocable undertaking with CC HBC pursuant to which each member of KO Group has agreed to tender (and not withdraw) all of its shares in CCH in the Share Exchange Offer.]

(D)                               Assuming shareholders of CCH tender their shares in the Share Exchange Offer so that CC HBC acquires 90% of the total voting rights of CCH (excluding treasury shares held by CCH, which carry no voting rights), at or shortly following Admission (as defined below) the KO Group is expected to hold in aggregate not less than approximately [•%] and Kar-Tess is expected to hold not less than approximately [•%] of the issued shares in CC HBC. The KO Group and Kar-Tess are expected to hold, therefore, in aggregate, not less than approximately [•%] of the issued shares in CC HBC.

(E)                                On 29 August 2000, in connection with the listing of shares in CCH on the London Stock Exchange, CCH, Kar-Tess, certain affiliates of Kar-Tess and members of the KO Group (other than CCHBCG) entered into a relationship agreement in accordance with the listing rules applicable at the time of listing of shares on the London Stock Exchange (the “CCH Relationship Agreement”).

(F)                                 The parties have agreed that the CCH Relationship Agreement will terminate automatically upon settlement of the Share Exchange Offer in accordance with the terms of this agreement.

(G)                               Accordingly, the KO Group, Kar-Tess and CC HBC have agreed that with effect on and from Admission a new relationship agreement shall become effective in relation to CC HBC.

NOW IT IS HEREBY AGREED as follows:-

1.                                      Interpretation

In this Agreement, including the Recitals and Schedules, the headings shall not affect its interpretation and, unless the context requires otherwise:-

1.1                               Definitions

“Admission”	admission of the ordinary shares of CC HBC to the premium segment of the Official List and to the London Stock Exchange’s main market for listed securities;

“Articles”	the Articles of Association of CC HBC;

“Associate”	in relation to any company, means a subsidiary undertaking or parent undertaking of such company or any other company over which such company or any parent undertaking of such company has Control;

“Board”	the board of directors of CC HBC from time to time appointed in accordance with the Articles;

“Bottler’s Agreement”

an agreement or proposed agreement or any matter in relation thereto between a member of the TCCC Group and a member of the CC HBC Group under which that member of the CC HBC Group is or would be authorised by TCCC to prepare and package, and/or distribute and sell beverages bearing trademarks owned by TCCC in a designated Territory (as defined in the relevant Bottler’s Agreement);

“CC HBC Group”

CC HBC and its subsidiary undertakings from time to time and references to “member of the CC HBC Group” shall be construed accordingly. For avoidance of doubt, on and from the settlement of the Exchange Offer, CC HBC becomes the parent of CCH and a holding company of the CC HBC Group as a result of the Share Exchange Offer;

“CC HBC Shareholders”	the holders from time to time of CC HBC Shares and any person holding CC HBC Shares through a trustee or nominee and “CC HBC Shareholder” means any one of them;

“CC HBC Shares”	the entire issued ordinary share capital of CC HBC on Admission;

“Confidential Information”	trade secrets and confidential knowledge or information not in the public domain given by one party to the other and identified or notified as confidential by the giving party to the receiving party;

“Control”

in relation to any Undertaking, means for the purposes of this Agreement only (and even in circumstances where the actual ability to control or direct management or policies of that Undertaking is not in fact present), the right of a person, directly or indirectly, to (i) control the exercise of 30% or more of the Voting Rights, or (ii) control the appointment or removal of directors holding a majority of voting rights at meetings of the Undertaking’s board of directors on all, or substantially all, matters;

“Director”	any one of the Board;

“FSA”	The Financial Services Authority;

“Interested”

for the purposes only of Clause 3.2 means any matter in which or with which (A) (i) with respect to Kar-Tess, Kar-Tess has an interest or involvement which conflicts in a materially important way or is reasonably likely to so conflict in the foreseeable future with the interests of any member of the CC HBC Group or (ii) with respect to the KO Group, the KO Group has an interest or involvement which conflicts in a materially important way or is reasonably likely to so conflict in the foreseeable future with the interests of any member of the CC HBC Group; or (B) (i) with respect to Kar-Tess, Kar-Tess is aware that any Associate of Kar-Tess has such an interest or involvement, or (ii) with respect to the KO Group, any member of the KO Group is aware that any Associate of a member of the KO Group has such an interest or involvement;

“Kar-Tess Director”	a Director who acts as a representative of Kar-Tess; the names of the Kar-Tess Directors at Admission are set forth on Schedule 2 as amended from time to time;

“KO Director”	a Director who acts as a representative of the KO Group; the names of the KO Directors at Admission are set forth on Schedule 1 as amended from time to time;

“KO Group”	collectively CCEC, Barlan, Al, CCOP, RPS [and CCHBCG] and references to “member of the KO Group” shall be construed accordingly;

“Listing Rules”	the listing rules published by the FSA;

“London Stock Exchange”	The London Stock Exchange plc;

“Parties”	the Parties to this Agreement and the term “Party” shall be construed accordingly;

“Shareholders Agreement”	the Amended and Restated Shareholders Agreement dated [•] December 2012 and made between the Parties other than CC HBC and CCH;

“TCCC”	The Coca-Cola Company;

“TCCC Businesses”

any one or more of the businesses of the manufacture and sale of certain concentrates and beverage bases, from which non-alcoholic beverage syrups are prepared which are used in the preparation of certain non-alcoholic beverages bearing trademarks owned by TCCC;

“TCCC Group”

TCCC, its subsidiary undertakings from time to time, any parent undertaking of TCCC for the time being and any subsidiary undertakings of any such parent undertaking but excluding CC HBC and its subsidiary undertakings and references to “member of the TCCC Group” shall be construed accordingly;

“Undertaking”	a company, body corporate or other economic enterprise carrying on a business (whether or not for profit); and

“Voting Rights”	in relation to any Undertaking, the voting rights attaching to securities of the relevant Undertaking which are generally exercisable at meetings of shareholders of the relevant Undertaking.

1.2                               Subordinate Legislation

Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision.

1.3                               Modification etc. of Statutes

Any reference to a statutory provision shall include that provision as from time to time modified or re-enacted after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the date on which this Agreement becomes unconditional in all respect.

1.4                               Companies Act 2006

The words “subsidiary”, “subsidiary undertaking”, “parent undertaking”, “associated undertaking” and “financial year” shall have the same meanings in this Agreement as their respective definitions in the Companies Act 2006 as amended prior to the date hereof.

1.5                               Share Exchange Offer

Unless the context otherwise expressly requires, the term “Share Exchange Offer” shall not include any Greek statutory sell-out of Greek statutory buy-out that may occur or arise in consequence thereof.

1.6                               Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

2.                                      Conditions

2.1                               Conditions Precedent

Subject as provided in Clause 2.2, the obligations of the Parties shall be conditional in all respects upon settlement of the Share Exchange Offer.

2.2                               Conditions not satisfied

If settlement of the Share Exchange Offer does not occur on or before [•] 2013 (or such later date as the Parties may agree) this Agreement shall lapse and be of no further force and effect and no party shall have any claim hereunder against any other party.

3.                                      Undertakings by Kar-Tess and the KO Group in respect of CC HBC

3.1                               Each of Kar-Tess and the members of the KO Group undertakes that (a) it will exercise its Voting Rights in CC HBC or rights hereunder, (b) it will procure (so far as it is reasonably able) that its Associates will exercise their Voting Rights in CC HBC and (c) it will procure (so far as it is reasonably able) that the KO Directors and the Kar-Tess Directors vote at all times in the manner required, so as to ensure (so far as they are reasonably able) that:-

3.1.1                     the terms of this Agreement are implemented in full;

3.1.2                     CC HBC performs and complies with its obligations under this Agreement and the Articles; and

3.1.3                     no variations are made to any provision of the Articles which would be contrary to the terms of this Agreement.

3.2                               Without limitation to its obligations under Clause 3.1 and subject to the proviso hereto, each of the members of the KO Group (a) undertakes that it will not exercise any of its Voting Rights in CC HBC or be counted in any quorum at any meeting of CC HBC (b) undertakes to procure (so far as it is reasonably able) that none of its Associates will exercise Voting Rights in CC HBC or be counted in any quorum at any meeting of CC HBC and (c) undertakes to procure (so far as it is reasonably able) that no KO Director (or an alternate nominated by any one of the KO Directors) votes or is counted in any quorum in any meeting of Directors of CC HBC in relation to:-

3.2.1                     any actual or proposed transaction between, on the one hand, any member of the KO Group or any Associate of any member of the KO Group or any director, officer or employee of the foregoing and, on the other, a member of the CC HBC Group; or

3.2.2                     any matter in which any member of the KO Group or any Associate thereof is Interested; or

3.2.3                     any decision by CC HBC concerning the enforcement of its rights under and the operation of this Agreement,

PROVIDED THAT where any of the matters referred to in Clause 3.2.1 or 3.2.2 above is a matter:-

(i)                                     referred to in any of clauses 5.3(a) to 5.3(k) (inclusive) of the Shareholders’ Agreement, the KO Directors may be counted in any quorum in relation to such matters but shall not be permitted to speak at such meeting or vote in relation to any such matter; and

(ii)                                  referred to in clause 6.1 of the Shareholders’ Agreement, members of the KO Group shall be entitled in respect of such matter to exercise any rights, and comply with its obligation, under the Shareholders’ Agreement, including exercising (and procuring that its Associates exercise) any of Voting Rights (and directing Kar-Tess in the exercise of its Voting Rights) in CC HBC and be counted in any quorum at any meeting of CC HBC.

3.3                               Without limitation to its obligations under Clause 3.1 and subject to the proviso hereto, Kar-Tess (a) undertakes that it will not exercise any of its Voting Rights in CC HBC or be counted in any quorum at any meeting of CC HBC (b) undertakes to procure (so far as it is reasonably able) that none of its Associates will exercise Voting Rights in CC HBC or be counted in any quorum at any meeting of CC HBC and (c) undertakes to procure (so far as it is reasonably able) that no Kar-Tess Director (or an alternate nominated by any one of the Kar-Tess Directors) votes or is counted in any quorum in any meeting of Directors of CC HBC in relation to:-

3.3.1                     any actual or proposed transaction between, on the one hand, Kar-Tess or any Associate of Kar-Tess or any director, officer or employee of the foregoing and, on the other, a member of the CC HBC Group; or

3.3.2                     any matter in which Kar-Tess or any Associate of Kar-Tess is Interested; or

3.3.3                     any decision by CC HBC concerning the enforcement of its rights under, and the operation of, this Agreement,

PROVIDED THAT where any of the matters referred to in Clause 3.3.1 or 3.3.2 above is a matter:-

(i)                                     referred to in any of clauses [5.3(a) to 5.3(k) (inclusive)] of the Shareholders’ Agreement, the Kar-Tess Directors may be counted in any quorum in relation to such matters but shall not be permitted to speak at such meeting or vote in relation to any such matter; and

(ii)                                  referred to in clause 6.1 of the Shareholders’ Agreement, Kar-Tess shall be entitled to exercise any of its Voting Rights in CC HBC and be counted in any quorum at any meeting of CC HBC and shall be entitled to procure that its Associates exercise Voting Rights in CC HBC or be counted in any quorum at any meeting of CC HBC where Kar-Tess is required by the terms of the Shareholders Agreement to vote against any resolution.

3.4                               Kar-Tess will ensure, and will procure (so far as it is reasonably able) that its Associates ensure, that all future transactions and other arrangements between Kar-Tess or any Associates of Kar-Tess and any member of the CC HBC Group will be at arm’s length and on a normal commercial basis, as required to preserve CC HBC’s suitability for premium listing pursuant to the Listing Rules.

3.5                               Each of the members of the KO Group will ensure, and will procure (so far as it is reasonably able) that its Associates ensure, that all future transactions and other arrangements between any of the KO Group or any Associates thereof and any member of the CC HBC Group will be at arm’s length and on a normal commercial basis PROVIDED HOWEVER THAT nothing herein shall limit or restrict the rights of the members of TCCC Group (or any of them) as set forth in any Bottler’s Agreement.

4.                                      Duration and Termination

4.1                               This agreement shall terminate upon the earlier of:-

4.1.1                     the KO Group or Kar-Tess singly or acting jointly in agreement whether formal or otherwise, ceasing to exercise or control the exercise of 30% or more of the Voting Rights of CC HBC; and

4.1.2                     the CC HBC Shares ceasing to be admitted to the premium segment of the Official List.

4.2                               Any termination of this Agreement shall be without prejudice to any provisions of Clause 5 below which are expressed to continue in force thereafter and shall be without prejudice to any rights or obligations which may have accrued prior to the date of termination.

5.                                      Confidentiality

5.1                               Each of Kar-Tess and the members of the KO Group shall (unless the prior written consent of CC HBC shall first have been obtained) keep confidential and not disclose to any third party any of the Confidential Information of the CC HBC Group which it may receive or obtain as a result of entering into any agreement with any member of the CC HBC Group or this Agreement or through its shareholding in CC HBC and shall use all reasonable endeavours to ensure that the respective employees of and professional advisers to members of the KO Group and Kar-Tess observe such confidentiality.

5.2                               CC HBC undertakes in like manner that it shall and shall procure that all members of the CC HBC Group shall, (unless the prior written consent of Kar-Tess or the relevant member of the KO Group shall first have been obtained) keep confidential and not disclose to any third party any of the Confidential Information of Kar-Tess or any member of the KO Group which any of the members of the CC HBC Group may receive or obtain as a result of entering into any agreement with Kar-Tess  or any member of the KO Group or otherwise during the course of this Agreement. CC HBC shall use all reasonable endeavours to ensure that the employees of and professional advisers to the members of the CC HBC Group observe such confidentiality.

5.3                               Notwithstanding the provisions of Clauses 5.1 and 5.2, the consent referred to therein shall not be required for disclosure of any Confidential Information by the recipient party:-

5.3.1                     to persons professionally engaged by such party or to employees of such party, in each case to the extent required for the proper execution of their work;

5.3.2                     to any government department or any governmental or regulatory agency but only to the extent that disclosure thereto is necessary in connection with any application for a licence or other regulatory approval or otherwise compellable by law;

5.3.3                     to the extent required by an applicable law or by the regulations or rules of any relevant stock exchange, the FSA (including the Listing

Rules) or other regulatory authority or pursuant to any order of court or other competent authority or tribunal;

5.3.4                     to the extent that the relevant Confidential Information has fallen into the public domain or come into the disclosing party’s possession otherwise than by breach of this Agreement by the disclosing party or by any person subject to an obligation of confidentiality; or

5.3.5                     to the extent that the relevant Confidential Information has been independently discovered or developed by the disclosing party (the onus being on that party to produce written evidence of such independent discovery or development).

The disclosing party shall make reasonable efforts to minimise the extent of such disclosure.

6.                                      Announcements

6.1                               No announcement or circular in connection with the subject matter of this Agreement shall be made or issued by or on behalf of any of the parties hereto without the prior written approval of all of the Parties hereto such approval not to be unreasonably withheld or delayed.

6.2                               The provisions of Clause 6.1 shall not apply to any such public announcement or communication if and to the extent that it is required in connection with Admission or by law or by the regulations of any relevant stock exchange PROVIDED THAT prior to the making or despatch thereof, the Parties shall (where practicable) consult with each other as applicable as to the content, timing and manner of making or despatch thereof and each of the Parties shall take into account all reasonable requirements of the other Parties in relation thereto.

7.                                      Assignment

The provisions of this Agreement shall (save as expressly provided herein) enure for the benefit of the Parties and accordingly no Party shall be entitled to assign its rights or obligations under this Agreement without the prior written consent of all the other Parties.

8.                                     Whole Agreement and Variation

8.1                               Previous Agreements

Save for and without prejudice to the Shareholders Agreement this Agreement supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

8.2                               For the avoidance of doubt, nothing in this Agreement shall prohibit or restrict any actions taken or that may be taken in the future by Kar-Tess or any member of the KO Group (or any director, officer or employee of the foregoing) thereof or any transactions between Kar-Tess or any member of the KO Group (or any director, officer or employee of the foregoing) and any member of the CC HBC Group if taken or affected:-

8.2.1                     pursuant to and in accordance with the terms of any agreement, contract or undertaking that was entered into by the CC HBC Group or any member thereof in accordance with the terms and conditions of this Agreement;

8.2.2                     or in a manner not requiring and not involving any prior approval on the part of (a) the CC HBC Shareholders or (b) the Board or any of the Directors:

or require the CC HBC Shareholders or the Board to take any actions not otherwise required of them under the Articles or in accordance with any applicable law or statutory regulation.

8.3                               Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

9.                                      Notices

9.1                               Time of Service

Any notice, claim or demand requiring to be served under or in connection with this Agreement shall be in writing and signed by or on behalf of the Party giving it and shall be sufficiently given or served if delivered to the address and attention of the relevant Party set out in Clause 9.2 (or as otherwise notified from time to time hereunder). Any such notice, claim or demand shall be delivered by hand or sent by fax transmission or pre-paid first class post and, if delivered by hand or sent by fax transmission shall conclusively be deemed to have been given or served at the time of despatch, in the case of service in the United Kingdom or 24 hours thereafter, in the case of international service and, if sent by post, shall conclusively be deemed to have been received 48 hours from the time of posting in the case of posting within the United Kingdom to an address within the United Kingdom and five days in any other case.

9.2                               The address of the parties for the purpose of Clause 9.1 are as follows:-

9.2.1	If to any member of the KO Group:- [The Coca-Cola Company One Coca-Cola Plaza

Atlanta, Georgia 30313 USA Facsimile: 00 1 404 676 8083 Attention: Chief Financial Officer And General Counsel]

9.2.2	If to Kar-Tess: [Kyriakides Georgopoulos & Daniolos Issaias Law Firm 28 Dimitriou Soutsou Street 115 21 Athens Greece Facsimile: +30 210 685 6657-8 Attn: [Leonidas Georgopoulos]

9.2.3	If to CC HBC: [•] Attn: [•]

9.3                               Changes in address etc.

Any party may change the address (or other details) to which notices can be sent to it by giving written notices of such change of address (or details) to the other parties in the manner herein provided for giving notice.

10.                               Appointment of Process Agent

10.1                        Each member of the KO Group hereby appoints [•] marked for the attention of [•] to act as its agent to accept service of process out of the English Courts in relation to any matters arising out of this Agreement. Each member of the KO Group shall be entitled to appoint a replacement agent for service by written notice to the other parties specifying the name and address of the replacement agent.

10.2                        Each of  Kar-Tess and CC HBC hereby appoints [•] marked for the attention of  [•] to act as its agent to accept service of process out of the English Courts in relation to any matters arising out of this Agreement. Each of Kar-Tess and CC HBC shall be entitled to appoint a replacement agent for service by written notice to CC HBC specifying the name and address of the replacement agent.

11.                               General

11.1                        No Partnership or Agency

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties hereto nor constitute any Party the agent of another Party for any purpose

11.2                        Counterparts

This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

11.3                        Conflict

If there is any conflict between the provisions of this Agreement and the Shareholders Agreement the provisions of this Agreement shall prevail.

11.4                        Termination of the CCH Relationship Agreement

The Parties hereby agree that the CCH Relationship Agreement shall terminate automatically upon settlement of the Share Exchange Offer.

11.5                        CCH is a party to this agreement solely for the purposes of the agreement set out in Clause 11.4 above.

11.6                        Governing Law and Submission to Jurisdiction

This Agreement and all non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law and all the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Agreement has been entered into and executed as a Deed the date and year first written above.

SCHEDULE 1
KO DIRECTORS

Irial Finan

John Hunter

S-1

SCHEDULE 2
KAR-TESS DIRECTORS

George A. David, OBE, MFR

Anastasios Leventis, CBE, OFR

Anastassis G. David

Haralambos K. Leventis

S-2

SIGNATURE PAGE

SIGNED as a deed by
(Signature)
The Coca-Cola Export Corporation

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

SIGNED as a deed by
(Signature)
Barlan, Inc.

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

SIGNED as a deed by
(Signature)
Atlantic Industries

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

SIGNED as a deed by
(Signature)
Coca-Cola Overseas Parent Limited

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

1

SIGNED as a deed by
(Signature)
Refreshment Product Services, Inc.

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

SIGNED as a deed by
(Signature)
CCHBC Grouping, Inc.

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

SIGNED as a deed by
(Signature)
Kar-Tess Holding

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

SIGNED as a deed by
(Signature)
Coca-Cola HBC AG

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

2

SIGNED as a deed by
(Signature)
Coca-Cola Hellenic Bottling Company S.A.

acting by [Name of Authorised Signatory] [and

[Name of Authorised Signatory]]
(Signature)

3